UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)

WORLD WRESTLING FEDERATION ENTERTAINMENT, INC.
 (Name of Issuer)

Class A Common Stock, par value $.01 per share
 (Title of Class of Securities)

98156Q108
(CUSIP Number)

May 20, 2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                                [  ]   Rule 13d-1(b)

                                                [X]   Rule 13d-1(c)

                                                [  ]  Rule 13d-1(d)

CUSIP No. 98156Q108

13G

Page   2   of   8   Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) NBC-WWFE HOLDING, INC. 13-4118607
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ] NOT APPLICABLE
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] NOT APPLICABLE
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 98156Q108

13G

Page   3   of   8   Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) NATIONAL BROADCASTING COMPANY, INC. 14-1682529
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ] NOT APPLICABLE
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] NOT APPLICABLE
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 98156Q108

13G

Page   4   of   8   Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) NATIONAL BROADCASTING COMPANY HOLDING, INC. 13-3448662
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ] NOT APPLICABLE
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] NOT APPLICABLE
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING PERSON CO

CUSIP No. 98156Q108

13G

Page   5   of   8   Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GENERAL ELECTRIC COMPANY 14-0689340
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ] NOT APPLICABLE
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ] NOT APPLICABLE
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12	TYPE OF REPORTING PERSON CO

CUSIP No. 98156Q108

13G

Page   6   of   8   Pages

Item 1(a) Name of Issuer:

World Wrestling Federation Entertainment, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

1241 East Main Street
Stamford, CT  06902

Item 2(a) Name of Person Filing:

NBC-WWFE Holding, Inc. ("NBC-WWFE")
National Broadcasting Company, Inc. ("NBC")
National Broadcasting Company Holding, Inc. ("NBCH")
General Electric Company ("GE")

NBC-WWFE is a wholly-owned subsidiary of NBC, which is a wholly-owned subsidiary of NBCH, which is in turn a wholly-owned subsidiary of GE.

Item 2(b) Address of Principal Business Office or, if none, Residence:

NBC-WWFE:	30 Rockefeller Plaza, New York, NY 10112
NBC:	30 Rockefeller Plaza, New York, NY 10112
NBCH:	30 Rockefeller Plaza, New York, NY 10112
GE:	3135 Easton Turnpike, Fairfield, CT 06431

Item 2(c) Citizenship:

NBC-WWFE:	Delaware corporation
NBC:	Delaware corporation
NBCH:	Delaware corporation
GE:	New York corporation

Item 2(d) Title of Class of Securities:

 Class A Common Stock, par value $.01 per share

Item 2(e) CUSIP Number:

 98156Q108

CUSIP No. 98156Q108	13G	Page 7 of 8 Pages

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), or 13d-1(c) check whether the person filing is a:

Not applicable

Item 4 Ownership:

            (a)-(c) The response of NBC-WWFE, NBC, NBCH and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Class A Common Stock of the Issuer are incorporated herein by reference.

Item 5 Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [X].

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8 Identification and Classification of Members of the Group:

Not applicable.

Item 9 Notice of Dissolution of Group:

Not applicable.

Item 10 Certification:

Not applicable.

CUSIP No. 98156Q108	13G	Page 8 of 8 Pages

Signature:	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 29, 2002

NBC-WWFE HOLDING, INC.
By:	/s/ Elizabeth A. Newell

Elizabeth A. Newell
Assistant Secretary

NATIONAL BROADCASTING COMPANY, INC.
By:	/s/ Elizabeth A. Newell

Elizabeth A. Newell
Assistant Secretary

NATIONAL BROADCASTING COMPANY HOLDING, INC.
By:	/s/ Elizabeth A. Newell

Elizabeth A. Newell
Assistant Secretary

GENERAL ELECTRIC COMPANY
By:	/s/ Robert E. Healing

Robert E. Healing
Attorney-in-Fact